PRESTO® National Presto Industries, Inc. Eau Claire, WI 54703-3703	Exhibit 99.1 Tel. 715-839-2121 Fax. 715-839-2148 715-839-2122 715-839-2242

NEWS RELEASE	Contact: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES ELECTION OF DIRECTORS AT ITS ANNUAL STOCKHOLDER MEETING

Eau Claire, Wisconsin (May 19, 2010) – The shareholders of National Presto Industries, Inc. (NYSE: NPK) re-elected Richard Cardozo and Patrick Quinn to new three-year terms as directors at the May 18, 2010 annual stockholders meeting. The shareholders also approved a new incentive compensation plan and ratified the appointment of BDO Seidman, LLP as the Company’s registered public accounting firm for the year ending December 31, 2010.  In addition during the meeting, the 2010 new housewares/small appliance product introductions were shown to the shareholders.

The new products included: (1) A new stirring popper, endorsed by Orville Redenbacher’s®, a wonderful addition to the PRESTO® line of hot air and microwave poppers. The popper uses a special scalloped stirring arm to evenly distribute kernels, assuring superb popping performance.  It makes delicious classic and kettle corn, quickly, easily and automatically with virtually no unpopped kernels.  (2) The Heat ‘n Steep™ electric tea kettle, a five-cup vessel which both heats the water and steeps the tea.  It provides the means to properly brew the teas popularized by specialty tea shops, which include white, green, black, oolong, and herbal.  Each tea has its own specific temperature for brewing and a precise steeping period.   A built in thermometer, complete with a color coded temperature guide on the kettle ensures that water is at the perfect temperature for brewing each tea.  The kettle comes with a special infuser for loose tea or tea bags which locks on to the tea kettle lid when the water is at the correct temperature or alternatively can be used in a cup to brew an individual serving of tea.  The kettle’s built in electronic timer is then set to the exact steeping time required for the specific tea being brewed.  The result – a perfect pot or cup of tea every time.  (3) The Professional EverSharp® three stage knife sharpener which features a unique blade thickness selector that adjusts the appliance’s sharpening slots to the optimum angle required for sharpening thick, thin, and medium blades. The result is no-guess sharpening that assures a razor sharp blade at the completion of each sharpening.  (4) Three manual knife sharpeners (single stage, double stage, and diamond steel) to round out the Company’s line of sharpeners. (5) The Cool Touch Electric Indoor Grill which is the perfect size for grilling a sizzling platter of burgers, steaks or sandwiches, yet is small enough to fit into most any dishwasher for fast and easy cleaning. (6) The new Pizzazz® Plus convenience food cooker/pizza oven which uses dual elements to not only bake the perfect pizza, but also provide the ultimate in convenience for preparing delectable appetizers (fresh or frozen), sandwiches, and favorite frozen foods like chicken wings, jalapeño poppers, fish fillets and much, much more. It even bakes cookies and cinnamon rolls using the ready-to-use doughs found in grocers’ frozen food and refrigerator cases. (7) The GranPappy® Elite electric deep fryer which is a six-cup version of the four-cup FryDaddy® Elite fryer introduced last year.  The deep fryer has all of the features of the classic GranPappy® (perfect pre-set frying temperature, ability to fry six cups of food in only six cups of oil, a handy, easy to clean scoop, rather than a messy basket, and the ability to act as a convenient vessel for oil storage) combined with attractive new styling complete with a brushed stainless steel surround.  (8) A new HeatDish® Plus Parabolic heater, elegantly styled featuring the black and brushed stainless steel appearance that is in vogue.

National Presto Industries, Inc. operates in three business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name, and is widely recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuses and cartridge cases. The Absorbent Products segment is primarily engaged in the manufacture of private label adult incontinence products.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.